Exhibit 99.1

            AMERICAN MORTGAGE ACCEPTANCE COMPANY ISSUES EARNINGS AND
                           DIVIDEND GUIDANCE FOR 2007

NEW YORK, NY - February 28, 2007 - American Mortgage Acceptance Company ("AMAC" or the "Company") (AMEX:AMC) today announced that the Company expects Adjusted Funds from Operations ("AFFO") per share for 2007 to be between approximately $0.95 and $1.00 and GAAP net income per share for 2007 to be between approximately $0.79 and $0.84. In connection with this guidance, the Company expects that the dividend per share in 2007 will reflect a payout ratio of 90% - 95% of AFFO. As was the case in 2006, AMAC will continue to report both Funds from Operations ("FFO") and AFFO. AFFO excludes the changes in the fair value of derivative instruments, net of certain associated costs. The changes in the fair value of these derivative instruments will not have an impact on AMAC's dividend per share.

"Over time, we have significantly evolved AMAC's business model and we recently implemented a new investment strategy," said J. Larry Duggins, Chief Executive Officer of AMAC. "At the same time, AMAC is facing a tremendous amount of competition stemming from the continued inflows of capital to the commercial bridge and mezzanine loan market, which has caused spreads in this market to tighten. The combination of the competitive market place, the previously disclosed impairments in our loan portfolio and AMAC's current size are having a material impact on our short term financial results, which consequently affects our AFFO available to cover dividends."

"As we look to 2007 and beyond, we are focused on utilizing strategic relationships available to us through our advisor, CharterMac, to carefully deploy our capital in select first mortgage, bridge and mezzanine loans," continued Duggins. "We will continue utilizing collateralized debt obligation ("CDO") technology to finance our lending activities, which we believe will produce a higher return on equity for our Company over time. We have redefined our credit approval process and strengthened our asset management platform. Following CharterMac's acquisition of ARCap in 2006, we now have access to ARCap's highly-rated primary and special servicing teams. We believe that diligent growth and diversification of AMAC's investments, combined with high quality asset management, will lead to a more efficient business model and will maximize shareholder value. Demonstrating CharterMac's confidence in our long term value, CharterMac will enter into a 10b5-1 plan to purchase up to 9.8% of AMAC's outstanding shares, further aligning our advisor's interests with those of our common shareholders."

AMAC will release its fourth quarter and year ended December 31, 2006 financial information on March 20, 2007. Management will conduct a conference call on March 20 at 10:00 a.m. Eastern Time to discuss AMAC's 2006 financial results and to discuss this press release. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 238-9007.

Reconciliation of AFFO Per Share to GAAP Net Income Per Share Guidance


(per share)                                     Low               High
Net Income                                      $0.79             $0.84
Plus: Depreciation and Amortization             $0.16             $0.16
Funds From Operations                           $0.95             $1.00
Change in Value of Derivatives (1)              $0.00              $0.00
Adjusted Funds From Operations                  $0.95             $1.00

(1) Does not include an assumption as to the change in the fair value of derivatives or other gains and losses associated therewith as such factors are dependent upon changes in market interest rates and are outside of the Company's control.

About the Company

AMAC is a real estate investment trust that specializes in multifamily and commercial real estate finance. AMAC originates and acquires first mortgage, mezzanine and bridge loans secured by properties throughout the United States. For more information, please visit our website at

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http://www.americanmortgageco.com or contact the Investor Relations Department directly at (800) 831-4826.


Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in AMAC's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission and include, among others, risks of investing in uninsured and non-investment grade mortgage assets and subordinated Commercial Mortgage-Backed Securities ("CMBS"); competition in acquiring desirable investments; interest rate fluctuations; risks associated with hedging transactions, which can limit gains and increase exposure to loss; risks associated with investments in real estate generally and the properties which secure many of our investments; general economic conditions, particularly as they affect the value of our assets and the credit status of our borrowers; dependence on our external Advisor for all services necessary for our operations; conflicts which may arise among us and other entities affiliated with our Advisor which have similar investment policies to ours; risks associated with the repurchase agreements we utilize to finance our investments and the availability of financing generally; and risks associated with our contemplated CDO transactions, which include, but are not limited to, the inability to acquire eligible investments for a CDO issuance and the inability to find suitable replacement investments in collateralized debt obligations with reinvestment periods. Such forward-looking statements speak only as of the date of this document. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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